Exhibit 3.7

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ITERUM THERAPEUTICS US HOLDINGS LIMITED

ITERUM THERAPEUTICS US HOLDINGS LIMITED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Iterum Therapeutics US Holdings Limited.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is January 29, 2018.

THIRD: The Corporation has not received any payment for any of its stock.

FOURTH:   The Sole Incorporator of the Corporation, acting in accordance with the provisions of Sections 107   and 241 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article I shall be amended and restated to read in its entirety as follows:

“The name of this corporation is Iterum Therapeutics US Holding Limited (the “Company” or the “Corporation”)”

IN WITNESS WHEREOF, This Certificate of Amendment has been subscribed as of this 5th day of February, 2018 by the undersigned who affirms that the statements made herein are true and correct.

ITERUM THERAPEUTICS US HOLDINGS
LIMITED

/s/ Colleen Burns
COLLEEN BURNS
Sole Incorporator